Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the ____ day of _________, 2017 (the “Effective Date”), by and between LEGACY EDUCATION ALLIANCE, INC., a Nevada corporation, with an address of 1612 E. Cape Coral Parkway, Cape Coral, FL 33904 (the “Company”) and Christian Baeza (the “Executive”).

WHEREAS Executive was first engaged by the Company as Corporate Controller commencing April 20, 2015 (the “Start Date”); and

WHEREAS, the Company desires to continue to employ Executive in the capacity of Chief Financial Officer; and

WHEREAS Executive is willing to continue make his services available to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follow:

1.        Term. The Company hereby employs Executive as Chief Financial Officer of the Company, and Executive agrees to accept such employment and to serve the Company as such upon the terms and conditions hereof commencing on the Effective Date and continuing until terminated by either the Company or Executive subject to and in accordance with Section 7 of this Agreement (the “Term”).

2.        Duties.

(a)       Executive shall serve as the Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer (the “CEO”). Executive shall also, if requested by the Board of Directors or any subcommittee thereof (collectively, the “Board”) or the CEO, serve as an executive officer of any Company affiliate or joint venture company and/or as a fiduciary of any Company, affiliate, or joint venture company benefit plan(s).

(b)       Executive shall have such duties and responsibilities as are customary for Executive’s position and any other duties or responsibilities that may be assigned or delegated to him from time to time. Executive agrees that he will use his best efforts to fulfill his duty of loyalty and care to the Company and to promote the business and interests of the Company above all others and that he will not engage, directly or indirectly, in any other business or occupation during the Employment Term, except as expressly permitted by the Board or the CEO. It is understood, however, that the foregoing will not prohibit Executive from (i) devoting reasonably limited time to charitable activities and personal investment activities for himself and his family that do not interfere materially with the performance of his duties hereunder or (ii) serving on the board(s) of any other corporate, civic or charitable organizations so long as such service is not inconsistent with his fiduciary obligations to the Company or otherwise conflicts with his obligations under the Covenant Agreement.

3.       Compensation.

(a)       Base Salary. The Company will pay Executive for all services to be rendered by Executive hereunder (including and without limitation, all services to be rendered by him as an officer and/or director of the Company and its subsidiaries and affiliates) a base salary (“Base Salary”) of Three Thousand Eight Hundred Forty Six and 15/100ths Dollars ($3,846.15) per week ($200,000 annualized). The Base Salary may be increased at the discretion of the Board from time to time during the Employment Term. Base Salary shall be payable at least bi-weekly or otherwise in accordance with customary payroll practices for senior executives of the Company.

(b)       Annual Incentive Compensation. Executive shall be eligible to receive an annual non-equity incentive bonus (“Annual Incentive Compensation”) and other long term incentive compensation, all of which are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), under such executive bonus plans and long term incentive plans as may be established by the Compensation Committee of the Board [or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Independent Director Committee”)] in its sole discretion from time to time, subject to the terms and conditions of such plans. The Annual Incentive Compensation will be based on the achievement of Company and individual performance goals to be established by the Independent Director Committee, with annual target incentive bonuses of not less than 50% of the Base Annual Salary.

(c)       Repayment upon Material Restatement. The Compensation Committee of the Board of Director or, in the absence of a Compensation Committee, then a committee of the Board of Directors comprised of not less than two independent directors (in either event, the “Independent Director Committee”) may, in its discretion, require reimbursement of all or part of any Annual Incentive Compensation or other incentive payments to Executive where: (1) the payment of such Annual Incentive Compensation or other incentive payments to Executive was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s audited financial statement with the need for such restatement having been confirmed by the Company’s independent auditors; (2) the Company determines Executive engaged in gross negligence or willful misconduct that substantially caused the need for the restatement; and (3) a lower payment would have been made to Executive based upon the restated financial results. In each such instance, the Executive shall repay to the Company the amount by which the Executive’s Annual Incentive Compensation or other incentive payments for the relevant period exceeded the lower payments that would have been made based on the restated financial results; provided, however, that the Executive shall not be required to repay any Annual Incentive Compensation or other incentive payments, or portion thereof, pursuant to this paragraph if such payments relate to accounting periods occurring two (2) years (or such longer time period as may be required by law) or more prior to the restatement. Before the Compensation Committee determines whether Executive engaged in gross negligence or willful misconduct that caused or substantially caused the need for the substantial restatement, it shall provide to Executive written notice and the opportunity to be heard, at a meeting of the Independent Director Committee (which may be in-person or telephonic, as determined by the Independent Director Committee).

(d)       Vacation. Executive shall be entitled to paid annual paid time off (“PTO”) in an amount provided for in the Company’s vacation, PTO or similar policy as amended from time to time, with the calculation of such entitlement to be retroactive to the Start Date, but in no event less than four (4) weeks of paid annual vacation.

4.        Expenses. Within thirty (30) days after the submission of reasonable supporting documentation by Executive and in accordance with the Company’s expense reimbursement policy, the Company shall reimburse Executive for all reasonable and customary business, travel, and entertainment expenses incurred by Executive in the course of and pursuant to the business of the Company.

5.        Executive Benefits. Executive shall be entitled to participate in any employee benefit plans, programs or policies provided to other full time employees or senior management of the Company or which may become in effect for the benefit of any other employees or senior management of the Company at any time during the course of Executive’s employment by the Company, subject to the terms of such plans, programs or policies. Such other benefits shall include, but not be limited to, directors’ and officers’ liability insurance maintained by the Company for the benefit of its directors and officers. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

6.        Withholding. All payments required to be made by the Company to Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule, or regulation.

7.       Termination of Employment.

(a)        Death; Permanent Disability. Upon the death of Executive during the term of this Agreement, the Employment Term shall terminate. If during the Employment Term Executive fails, because of illness or other incapacity, to perform the services required to be performed by him hereunder for any period of more than 90 days during any calendar year (provided that vacation time, if not previously taken, shall be exhausted before the above 90-day period commences to run) (any such illness or incapacity being hereinafter referred to as “Permanent Disability”), then the Company, in its discretion, may at any time thereafter terminate the Employment Term upon not less than 30 days’ written notice thereof to Executive, and the Employment Term shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of the Employment Term; provided, however, that no such termination shall be effective if prior to the date when such notice is given, Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

If Executive’s employment shall be terminated by reason of his death or Permanent Disability, Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid Base Salary through the date of termination; (ii) a pro rata portion of any Annual Incentive Compensation that Executive otherwise would have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Company (such pro rata portion to be payable at the time such Annual Incentive Compensation otherwise would have been payable to Executive); and (iii) subject to the terms thereof, any benefits that may be due to Executive on the date of his termination under the provisions of any employee benefit plan, program, or policy of the Company. If Executive’s employment is terminated by reason of his Permanent Disability, Executive shall be entitled to receive short-term disability benefits subject to the terms of the Company’s short-term disability plan until such time as Executive becomes entitled to the benefits under the Company’s Long Term Disability Plan; provided that the Company’s obligation to provide such short-term disability benefits to Executive shall not under any circumstances extend beyond the maximum period provided in the Company’s short-term disability plan plus an additional 90 days.

(b)        Termination for Cause or Upon Executive’s Resignation. If the Employment Term is terminated (i) by Executive (other than as a result of a material breach by the Company as set forth in Section 7(c) or (ii) by the Company for Cause, in either case, Executive shall be entitled to receive only (x) any earned and unpaid Base Annual Salary accrued through the date of termination and (y) subject to the terms thereof, any benefits which may be due to Executive on such date under the provisions of any employee benefit plan, program, or policy. If Executive is terminated for Cause, the Company shall deliver written notice to Executive, which notice shall specify the item of Cause for which Executive has been terminated.

For purposes of this Agreement, “Cause” and “for Cause” shall mean (i) any intentional breach of Executive’s fiduciary duty to the Company, including but not limited to fraud, dishonesty, embezzlement, and failure to follow directions of the CEO or the Board of Directors; (ii) Executive’s material breach of this Agreement (iii) Executive’s material breach of the Covenant Agreement; (iv) Executive’s gross negligence or willful misconduct in the performance of his duties that materially adversely affects the Company; (v) any material violation by Executive of the Company’s Code of Business Conduct and Ethics, as may be amended from time to time; (vi) any material violation by Executive of the Company’s non-discrimination, non-harassment, or non-retaliation policies or procedures as may be established by the Company from time to time; (vii) conviction of, or a plea to, a felony (including a plea of nolo contendere); or (viii) Executive’s continued failure to perform in any material respect his duties to the Company as specifically directed by the Board; provided, however, that (A) the Company shall give Executive notice of any circumstances described in (ii) or (viii) above, which notice shall describe such circumstances in reasonable detail, and (B) no for “Cause” termination shall be deemed to exist if Executive shall remedy or cure the relevant circumstances within 20 days from his receipt of such notice. Termination for Cause under clause (ii) or (viii) shall be effective immediately following expiration of the 20-day cure period as aforesaid; provided Executive has not previously cured the event of Cause; and termination for Cause under (iv) shall be effective immediately upon receipt by Executive of written notice of termination.

(c)        Termination Other than for Cause or Upon Material Breach by Company. If the Employment Term is terminated (i) by the Company other than for Cause or (ii) by Executive, subject to the succeeding sentence, following a material breach by the Company of this Agreement (including, but not limited to, any material diminution in the scope of the Executive’s duties or a reduction in the Annual Salary payable hereunder), in either case, the Company shall to pay to Executive (x) any earned and unpaid Base Annual Salary and Annual Incentive Compensation accrued but unpaid through the date of termination; (y) subject to the terms thereof, any benefits which may be due to Executive on such date under the provisions of any employee benefit plan, program, or policy and (z) a separation benefit in an amount equal to twenty-six (26) weeks of Executive’s Base Salary in effect as of the date of termination date, less all applicable withholding taxes and any other amounts required by law to be withheld, payable in bi-weekly installments concurrently with Company’s regularly scheduled pay periods (such separation benefit payable pursuant to this clause (z) hereinafter referred to as the “Separation Benefit”).

If there is a material breach of this Agreement by the Company, Executive shall, within 30 days following his knowledge of such breach, deliver written notice to the Company, which notice shall specify such material breach. No material breach shall be deemed to exist if the Company shall remedy or cure the relevant circumstances within 20 days of its receipt of such notice. Payment by the Company of the Separation Benefit shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company’s obligations in this Section and its obligations in Section 3) and (ii) Executive’s continued compliance with the terms and conditions of Covenant Agreement.

(d)        Termination following Change of Control. If the Employment Term is terminated by (i) the Company without Cause or by Executive following a material breach by the Company, (including, but not limited to, any material diminution in the scope of the Executive’s duties or a reduction in the Base Salary payable hereunder), in either case within eighteen (18) months following a Change of Control (as defined below) of the Company, (a “Change of Control Termination”) then (i) the Company shall pay to Executive in a lump sum payment (x ) all Base Salary and Annual Incentive Compensation that have accrued but are unpaid as of the Termination Date, (y) an amount equal to the fifty-two (52) weeks of Base Salary in effect as of the date of termination date, less all applicable withholding taxes and any other amounts required by law to be withheld, payable in bi-weekly installments concurrently with Company’s regularly scheduled pay periods (such separation benefit payable pursuant to this clause (z) hereinafter referred to as the “Change in Control Separation Benefit”). Payment by the Company of the Change in Control Separation Benefit shall be conditioned upon (i) Executive executing a general release in favor of the Company (which release shall be reasonably satisfactory to the Company and shall exclude the Company’s obligations in this Section and its obligations in Section 3) and (ii) Executive’s continued compliance with the terms and conditions of Covenant Agreement.

For purposes hereof, a “Change of Control” shall be deemed to occur upon:

(i)       any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than LEAI, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of LEAI in substantially the same proportions as their ownership of common stock of LEAI), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of LEAI representing fifty percent (50%) or more of the combined voting power of LEAI’s then outstanding securities;

(ii)       during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by LEAI’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)       a merger, consolidation, reorganization, or other business combination of LEAI with any other entity, other than a merger or consolidation which would result in the voting securities of LEAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of LEAI or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of LEAI (or similar transaction) in which no person acquires thirty percent (30%) or more of the combined voting power of LEAI’s then outstanding securities shall not constitute a Change in Control; or

(iv)       the shareholders of LEAI approve a plan of complete liquidation of LEAI or the consummation of the sale or disposition by LEAI of all or substantially all of LEAI’s assets other than (x) the sale or disposition of all or substantially all of the assets of LEAI to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of LEAI at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of LEAI.

(e)       Equity Grants. Upon the termination of employment of the Executive for any reason, all awards of common stock in the Company or other awards that are valued in whole or in part by reference to, or otherwise based on the common stock of the company, including, but not limited to, stock options, restricted stock or restricted stock units, stock appreciation rights, and performance shares or performance units, previously made to the Executive shall be governed by the respective terms of such awards and any agreements entered into between the Company and the Executive with respect to such awards, notwithstanding anything in this Agreement to the contrary.

(f)        No Other Amounts. Executive hereby agrees that except as expressly provided in this Agreement (including any benefits expressly referenced herein as being generally available to Executive), no salary, incentive compensation, bonus, benefits, severance, or other compensation of any kind, nature, or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for salary, incentive compensation, bonus, benefits, severance, or other compensation.

8.        Restrictive Covenants. Executive hereby ratifies and affirms the Confidentiality, Non-Compete and Non-Solicitation Agreement (attached hereto as Appendix A) (“Covenant Agreement”) and agrees to comply with the Covenant Agreement. The restrictions provided for in the Covenant Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

9.        Acceptance by Executive. Executive accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his part to be performed hereunder. The Company accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on its part to be performed hereunder.

10.      Equitable Remedies. Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company would seriously hamper the business of the Company and the parties acknowledge that any violation or breach of this Agreement, including, but not limited to, the Covenant Agreement, will cause the non-breaching party to suffer irreparable damage. The parties hereby expressly agree that the non-breaching party shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the other party and to secure enforcement of the provisions of this Agreement, including, but not limited to, Sections 8 or 9 hereof. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the non-breaching party may have.

11.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by any party of any breach by the other party of any provision or condition of this agreement by it to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

12.        Severability. In case any provision in this agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.        Notices. All notices, requests, demands and other communications provided for by this agreement (“Notices”) shall be in writing and shall be deemed to have been given and to have been effective and deemed received at the time when hand delivered or delivered by Federal Express or other recognized overnight courier delivery service, such Notices to be addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by Notice given as aforesaid:

To the Company:	Legacy Education Alliance, Inc.
Attn: CEO
1612 E. Cape Coral Parkway
Cape Coral, FL 33904

with a copy to:	Legacy Education Alliance, Inc.
Attn: General Counsel
1612 E. Cape Coral Parkway
Cape Coral, FL 33904

To Executive:	Christian Baeza
1763 SE 46th Street
Cape Coral, FL 33904

with a copy to:

provided, however, that any Notice of change of address shall be effective only upon receipt.

14.        Successors and Assigns. This agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and upon Executive, his heirs, executors, administrators, and legal representatives.

15.        Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.

16.        Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

17.        Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

18.        Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

19.        Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

20.        Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, and in insolvency, bankruptcy and regulatory proceedings, and all related expenses and costs. Any suit, action or proceeding with respect to this agreement shall be brought in the courts of Lee County in the State of Florida or in the U.S. District Court for the Central District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

Venue for any such action, in addition to any other venue permitted by statute, will be Lee County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or any judgment entered by any court in respect thereof brought in Lee County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Lee County, Florida has been brought in an inconvenient forum.

21.        No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

22.       Counterparts. This agreement may be executed in one or more facsimile or electronic counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands on the day and year first written above.

LEGACY EDUCATION ALLIANCE, INC.
a Nevada Corporation

By:

Name:

Title:

EXECUTIVE:

Appendix A

(Confidentiality, Non-Compete and Non-Solicitation Agreement)